EXHIBIT 23.34

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Peter Mokos, B. Eng. (Mining), Dip. Eng. (Mining), MAusIMM (CP), RPEQ, Principal Mining Engineer, AMC Consultants Pty Ltd., hereby consent to the use of my name in connection with the reference to the mineral reserve estimates for the Ernesto/Pau a Pique Project (for Ernesto Pit 2) as at December 31, 2013 (the “Estimates”) and to the inclusion or incorporation by reference of references to and summaries of the Estimates in the Registration Statement.

AMC CONSULTANTS PTY LTD.

By:	/s/ Peter Mokos
Name:	Peter Mokos, B. Eng. (Mining), Dip. Eng. (Mining), MAusIMM (CP), RPEQ
Title:	Principal Mining Engineer

October 6, 2014